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Exhibit 1.1

For Immediate Release

FOG CUTTER CAPITAL GROUP INC. APPOINTS MATHIS TO BOARD OF DIRECTORS

        PORTLAND, Oregon.—January 16, 2003—Fog Cutter Capital Group Inc. (Nasdaq: FCCG), a diversified investment group specializing in a variety of financial assets, has announced the appointment of M. Ray Mathis as a member of the Board of Directors. This appointment increases the number of directors of the Company from six to seven.

        Mr. Mathis brings a wide range of experience to the Board, from both the private and public sectors. Most recently, he was the Executive Director for the Portland Oregon Citizens Crime Commission, an advocate for business to reduce crime in the community. He has extensive international experience, having served 3 years as a branch chief for NATO in Belgium and as European systems director of security for Pan American Airlines from 1989 to 1990. He is the former president of Alert Management Systems, whose 2,200 employees provided security services at airports in the United States and Europe. Mr. Mathis holds a BBA degree from the University of Texas at Austin.

        Fog Cutter Capital Group Inc. focuses on investing, structuring and managing a wide range of financial assets, including the acquisition of debt or equity positions in companies requiring assistance in restructuring their operations; investments in mortgage-backed securities; provision of corporate mezzanine financing and other similar investments. The Company invests where its expertise in intensive asset management, credit analysis and financial structuring can create value and provide an appropriate risk-adjusted rate of return. The Company maintains a flexible approach with respect to the nature of its investments, seeking to take advantage of opportunities as they arise or are developed.

Forward Looking Statements

        The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in such statements. All of the statements contained in this release, which are not identified as historical, should be considered forward-looking. In connection with certain forward-looking statements contained in this release and those that may be made in the future by or on behalf of the company which are identified as forward-looking, the company notes that there are various factors that could cause actual results to differ materially from those set forth in any such forward-looking statements. Such factors include but are not limited to, the real estate market, the availability of real estate assets at acceptable prices, the availability of financing, interest rates, and European markets. Accordingly, there can be no assurance that the forward-looking statements contained in this release will be realized or that actual results will not be significantly higher or lower. The forward-looking statements have not been audited by, examined by, or subjected to agreed-upon procedures by independent accountants, and no third party has independently verified or reviewed such statements. Readers of this release should consider these facts in evaluating the information contained herein. The inclusion of the forward-looking statements contained in this release should not be regarded as a representation by the company or any other person that the forward-looking statements contained in this release will be achieved. In light of the foregoing, readers of this release are cautioned not to place undue reliance on the forward-looking statements contained herein.

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  Exhibit 1.1
FOG CUTTER CAPITAL GROUP INC. APPOINTS MATHIS TO BOARD OF DIRECTORS